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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF ENSTAR INC.

Americable, Inc., a Minnesota corporation

Cable Distribution Systems, Inc., a Georgia corporation and wholly owned subsidiary of Enstar Networking Corporation.

Cable Distribution Systems of Minnesota, Inc., a Minnesota corporation and wholly owned subsidiary of Enstar Networking Corporation.

Enstar Networking Corporation, a Minnesota corporation and wholly owned subsidiary of Americable, Inc.

Transition Networks, Inc., a Minnesota corporation and wholly owned subsidiary of Americable, Inc.